Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation

Commission File No.: 001-33982

Subject Company: Liberty Entertainment, Inc.

Commission File No.: 333-158795

1. Excerpts from Earnings Release

Highlights include:

•                  Starz Entertainment continued strong revenue and adjusted OIBDA growth

•                  Through DIRECTV share buyback, Liberty’s economic ownership of DIRECTV increased to 56%, voting control remains at 48% per a standstill agreement

“During the quarter we experienced strong operating results at Starz ….,” stated Greg Maffei, Liberty President and CEO.

LIBERTY ENTERTAINMENT GROUP — Liberty Entertainment group’s revenue increased 2% to $367 million and adjusted OIBDA increased 44% to $89 million for the quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.   The increase in adjusted OIBDA was due to positive results at Starz Entertainment partially offset by expenses related to the proposed split-off of Liberty Entertainment, Inc. (LEI).

Starz Entertainment, LLC

Starz Entertainment’s revenue increased by 8% to $296 million and adjusted OIBDA increased by 54% to $105 million.  The $21 million increase in revenue was due to a $16 million increase in rates and a $5 million increase resulting from growth in the average number of subscription units.  Starz experienced an average subscription unit increase of 5% and Encore average subscription units were essentially flat.

Starz Entertainment’s operating expenses decreased 5% and SG&A expenses decreased 19% for the quarter.  The decrease in operating expense was primarily due to a reduction in license fees as a result of a reduction in the percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions and lower effective rates, partially offset by higher amortization of production costs for original series.  The decrease in SG&A was primarily due to lower sales and marketing expenses and lower personnel costs.

Starz, LLC, Chairman and CEO Robert B. Clasen said, “Starz Entertainment had another strong quarter, with adjusted OIBDA up 54% compared to the same quarter in the prior year.  These positive results were tempered by a 3% decline in Starz subscribers compared to the first quarter, the result of multiple factors including the general economic conditions. We continue to move aggressively on our original programming strategy.  In the second quarter we announced we will air a second season of Crash this fall, a second season of the comedy Party Down early next year and unveiled a new half-hour comedy, Failure to Fly, that will premiere next year.  Additionally we began production on the hour-long action adventure series Spartacus that will run on the Starz channels in January and which generated wide excitement when we previewed it at ComiCon and the television critics tour.”

2. Excerpts from Earnings Release and Slide Show

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Entertainment, Inc. (LEI),  any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the merger agreement with DIRECTV.  The offer and sale of shares in the proposed split-off and the related business combination with DIRECTV will only be made pursuant to one or more effective registration statements. Liberty stockholders and other investors are urged to read the registration statements filed (and the amendments thereto to be filed) with the SEC, including the proxy statement/prospectuses contained therein, because they will contain important information about these transactions. Copies of the registration statements and the proxy statement/prospectuses are (and the amendments thereto will be) available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off and the transactions with DIRECTV. Information regarding the directors and executive officers of each of Liberty, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the proxy materials filed with the SEC.

3. Excerpts from Slide Show

Second Quarter Highlights

•                  Liberty Entertainment

•                  Strong Results at Starz Entertainment

•                  Progress on DIRECTV transaction

•                  Through DIRECTV share buybacks, economic ownership increased to 56%

* * *

Starz Entertainment

•                  Q2 revenue increased 8% to $296m

•                  Starz average subscription units increased 5%

•                  Encore average subscription units flat

•                  Q2 adjusted OIBDA increased 54% to $105m

•                  5% decrease in operating expenses due to lower license fees

•                  19% decrease in SG&A expense due to lower personnel costs and sales and marketing expenses

•                  Continued progress on original programming strategy

•                  Comedy

•                  Second season of Party Down to air early next year

•                  Premier of Failure to Fly early next year

•                  Hour-long dramatic series

•                  Second season of Crash to air this fall

•                  Began production of Spartacus

* * *

Priorities

•                  Liberty Entertainment

•                  Complete LEI split-off and merger with DIRECTV

•                  Reclassify new tracker - Liberty Starz

3. Excerpts from Transcript

Unknown Speaker

Let’s move on to Liberty Entertainment.

Revenue grew 2% in the second quarter to $367 million while adjusted OIBDA increased 44% to $89 million.

The increase in revenue was primarily driven by the results of Starz Entertainment.

The increase in adjusted OIBDA was due to positive results partially offset by expenses related to the proposed split off of the businesses of Liberty Entertainment/LEI.

Now, Bill Myer will comment on the events at Starz Entertainment.

Unknown Speaker

Thank you, Starz had another strong quarter.

Starz Entertainment revenue increase 8% to 296 and adjusted OIBDA increased 54% to 105 million versus the same period of the prior year.

The increase and the growth in the average number of subscription units.

The higher adjusted OIBDA resulted from the increased revenue and the decrease in operating expenses.

The operating expense decreased due to lower license fee films somewhat offset for programming and lower sales and marketing expenses.

Versus the first quarter of 2009, Starz subscription units decline 3% and Encore declined by 1%. This decline in  levels is caused by several factors, many of your affiliates may increase in the first half of this year, both base …premium tiers, even as the economy caused consumers to tighten their belts.

The pace of new home construction has declined which has lowered new connections for basic and premium service.

During the second quarter we did not have access to national marketing campaigns with several of our affiliates.

We are currently working with our affiliates on several marketing campaigns to sign new subs, however give the current economic conditions we cannot predict whether or not we will experience subscriber erosion.

We continue to work to increase the value of Starz profits for our affiliates and consumers.

In the past year we have added such as more high definition channels and additional On Demand and HD On Demand programs, and indication that our products can become even more valuable to our affiliates and consumers came this quarter when Comcast announced the trial of a service that will allow existing Comcast Starz subscribers to access Starz movies and originals over the internet.

During the quarter, we reached new multiyear affiliation with DIRECTV and Dish Network two largest affiliates.

We continue to ramp up our original programming which allows us to establish a unique identity with audiences a library of proprietary programming to which we have unlimited rights, and provides a new source of income to syndication home video internet and other distributions.

In the second quarter we started production on our new action adventure hour long dramatic series from Sam and Rob that will air on Starz early next year, and to which we will hold all rights international and domestic.

The trailers of Spartacus was well received at the television critics association tour last month.

To depict the world of Roman gladiators in the movie 300 represents a significant departure from any programming ever seen before on television on either premium or support channels.

Resort production on second season of Crash, a coproduction with that will air on Starz this fall, the home video version of the first season will street next month, distributed by in the US by our sister company Anchor Bay entertainment.

We … announced a new comedy by next year titled Failure to Fly from two accomplished writer producers Eric Shaffer and Gill Franklin.

On the Starz Media side, revenue increased by 58% versus the same period in the prior year to 90 million.

OIBDA improved negative 19 million a year ago to a positive 17 million.

The increase in revenue was largely attributable to a $25 million increase in revenue from sales of Starz Media programming to television networks including 10 million in fees from the exhibition of films on to Starz Entertainment networks.

As we continue to execute on our audience segregation strategy, under which we produce our own programming, and distribute it through multiple platforms. The improvement in OIBDA resulted from the increased revenue and the timing and film releases.

The results for Starz Media may vary widely depending on schedule of the releases.

For example, with five Overture films slated for release during the remainer of the year versus only one released in the first half we can expect an increase in costs many the coming months.

The Overture release Sunshine Cleaning finished the theatrical in the quarter as the highest grossing independent film so far this year.

The next Overture film Paper Heart opened this week and will be followed in the next two months by Pandorum, the newest Michael Moore film titled Capitalism, Law Abiding Citizen with Gerard Butler and Jamie Foxx and George Clooney.

Despite the improved revenues adjusted OIBDA for the quarter the general economic conditions have impacted the overall ….home video industries including our businesses resulting in lower than projected revenue for many of our individual productions.

We expect these businesses to continue to face challenges until the overall economy improves.

Unknown Speaker

As you look at the debt we have post a spend merge with DirectTV there will be no debt at Liberty Starz only cash and excluding the in effect, the fees to debt at — because when I talk about the fee I am talking about the sprint borrowing that’s really neutral.

Starz had 175 million at quarter end, the remaining 443 is corporate and call it 30 is on the RSNs and 30 would go with LEI, 30 of the corporate would go to LEI and the spend leaving 383 back at quote Liberty Starz tracker corporate.

Unknown Speaker

So that 548.

Unknown Speaker

That excludes the 250 loan.

Unknown Speaker

Yeah, that excludes the short term loan that was made across groups of 250. So there’s a call that a place holder for temporarily.

Unknown Speaker

And it is like.

Unknown Speaker

One other thing, we have the financing shares at Liberty entertainment that the loan against it and we are paying down the close deal.

Unknown Speaker

Okay.

So if I do all of the calculations right, loan to, it sounds like there’s $800 million at quarter end at Starz.

Unknown Speaker

If you value the loan as treat the loan as cash, yes.

Unknown Speaker

Let me see if I can talk a little bit about the original, and let that middle and anyone else assume, I think one of the things that has had beginning critical success with Crash, the back half of Crash, how it went through the back half of the first season and how Party Out has done is we have had critical success but have not driven as much audience as we like.

This is a learning process that took HBO probably ten years, we hope not to be in the — I think in particular impact, and somewhat described it as …., but you might throw in — it is going to be very graphic, in a lot of fashion both violence and sex and I think it will open a lot of eye, going to be very excited to see the film rather see the series just for that.

It will have impact and it is a great learning experience and it will be very well received.

Those original series are an important part of the right mix of movies and originals and Starz which I giver credit to the team for doing.

Unknown Speaker

Comment on the cost side.

Unknown Speaker

I think your point looks more like movie kind of quality.

Clearly we have to take product that we really like and story we …put the best product on the screen and great at that, and you know the cost of that is kind of …consistent with a lot of …, dramas …3 million an episode type of world and we are pleased with that product as Greg said.

It is getting a lot of publicity right now, Lucy has a great following we couldn’t keep enough, we didn’t have enough room as she was there and we think it is a great story, and that’s what we have been trying to do is put really high quality stories with the best product we can put on screen for the money, and really drive customers, and it is, you know we have come a long way in two years, with Greg I hope it is not a ten year, 12 year event, but we are pleased with it and it is coming out in January.

Unknown Speaker

The water cooler buzz about “Spartacus” is enormous.

Unknown Speaker

Not just domestic but internationally.

We’ve had the big broaders are interested in buying just off the trailer.

So we know we have the right story and it is something you have not seen on TV before and we are pleased with it.

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